  Exhibit 6.15

FIRST AMENDMENT TO
HC GOVERNMENT REALTY TRUST, INC.
2016 LONG TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the HC Government Realty Trust, Inc. 2016 Long Term Incentive Plan (the “Original LTIP Plan”), is made by HC Government Realty Trust, Inc., a Maryland corporation (the “Company”). All capitalized terms used but not defined herein shall the meanings prescribed in the Original LTIP Plan.

RECITALS

WHEREAS, the Company established the Original LTIP Plan by an original instrument adopted by the Board of Directors (the “Board”) of the Company on October 20, 2016.

WHEREAS, the Original LTIP Plan currently provides for an aggregate of 1,000,000 shares of the Company’s Common Stock, which may include authorized, but unissued, shares, to be reserved for issuance under the Original LTIP Plan.

WHEREAS, the Board now wishes to amend the Original LTIP Plan to include certain issuance restrictions on Awards.

RESOLVED, effective immediately, the Original LTIP Plan is amended as follows:

1.
Section 4(b) of the Original LTIP Plan is hereby amended and restated to read in its entirety as follows:

“(b)
Notwithstanding Section 4(a) above, the Company shall not issue Awards representing more than 10% of the total number of the outstanding shares of Company Stock, calculated on a fully diluted basis.”

2.
Other than as set forth in this Amendment, the Original LTIP Plan remains unchanged and unmodified and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Board has adopted this Amendment to the Original LTIP Plan on this 10th day of November, 2017.

HC GOVENRMENT REALTY TRUST, INC. By: _____________________ Name: Edwin M. Stanton Its: Chief Executive Officer